Exhibit 10.2

CHANGE IN CONTROL BONUS AGREEMENT

This CHANGE IN CONTROL BONUS Agreement (this “Agreement”) is effective as of April 23, 2025 (the “Effective Date”), by and between Steven R. Gardner (“Executive”), Pacific Premier Bancorp, Inc., a Delaware corporation (the “Company”), Pacific Premier Bank, National Association, a national banking association (the “Bank”, and together with Executive and the Company, each a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, on the date hereof, the Board of Directors of the Company (the “Board”) has approved the Company entering into a strategic merger transaction with Columbia Banking System, Inc. (“COLB”) or an affiliate thereof (the “Transaction”) that would qualify as a Change in Control of the Company (as defined in the Employment Agreement); and

WHEREAS, the Board desires to reward Executive for his years of service to the Company, his execution of strategic initiatives with respect to the Company’s and the Board’s commitment to prudent and proactive capital, liquidity and credit risk management, for extraordinary efforts that will be required to successfully complete the Transaction, and in further consideration for the restrictive covenants set forth herein and in the Employment Agreement (as defined herein).

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1.DEFINITIONS

1.1“Affiliate” means any company that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.
1.2“Cause” has the meaning set forth in the Employment Agreement.
1.3“Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.4“Continuous Service” means Executive’s uninterrupted employment or service as a consultant by the Company, the Bank or an Affiliate of either the Company or the Bank.
1.5“Employment Agreement” means the Employment Agreement, effective as of August 30, 2021, by and among the Company, the Bank and Executive.
1.6“Good Reason” has the meaning set forth in the Employment Agreement.

2.CHANGE IN CONTROL BONUS.

2.1Bonus Amount. Subject to Sections 2.2, 2.3 and 3.2 below, in the event of the closing of the Transaction, Executive will be entitled to a bonus payment equal to $16,500,000 (the “CIC Bonus Amount”). The CIC Bonus Amount will be subject to all applicable withholdings.
2.2Employment Requirements. Executive must remain in Continuous Service from the Effective Date through the date of the closing of the Transaction in order to be entitled to the payment of the CIC Bonus Amount. Notwithstanding the foregoing, if Executive’s Continuous Service is terminated on or after the Effective Date but prior to the closing of the Transaction as a result of (i) termination by the Company or the Bank without Cause or (ii) termination by Executive with Good Reason, Executive shall continue to be entitled to the CIC Bonus Amount in the event of the closing of the Transaction.
2.3Termination for Cause or Without Good Reason. Notwithstanding anything in this Agreement to the contrary, in the event Executive’s Continuous Service is terminated by the Company for Cause, or by termination by Executive without Good Reason, all of Executive’s rights to payment under this Agreement shall automatically, and without the further act of any person or entity, be forfeited in their entirety without further consideration.

3.PAYMENT OF THE CIC BONUS AMOUNT.

3.1Payment of CIC Bonus Amount. Upon the closing of the Transaction and subject to Section 3.2 below, provided Executive is entitled to the CIC Bonus Amount in accordance with Section 2 above, the Company and the Bank shall pay or cause to be paid to Executive, in cash, the CIC Bonus Amount (the “CIC Bonus Amount Payment”). The CIC Bonus Amount Payment shall be distributed to Executive on the closing date of the Transaction.
3.2Release. Executive’s right to receive a CIC Bonus Amount Payment (or any portion thereof) pursuant to this Section 3 is expressly conditioned upon (i) Executive’s execution and delivery to the Company and the Bank of an irrevocable waiver and release in the form attached to the Employment Agreement as Exhibit B (a “Release”) and (ii) the lapse of any and all of such Executive’s revocation rights under such Release. If Executive fails to execute and deliver a Release to the Company and the Bank within 30 days after the closing date of the Transaction or the revocation rights under such Release have not lapsed unexercised within 7 days after the execution of such Release, Executive shall automatically forfeit Executive’s rights to the CIC Bonus Amount Payment and shall repay such amount to the Company or its successor.

4.ADJUSTMENTS, AMENDMENT AND TERMINATION

4.1Adjustments. This Agreement shall not affect in any manner the right or power of the Company or the Bank to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the structure of the Company or the Bank, the business of the Company or the Bank, or any sale or transfer of all or any part of the assets or business of the Company or the Bank, or any other act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings listed herein.
4.2Amendments. This Agreement may not be amended, suspended, discontinued or terminated at any time without the written consent of all of the parties hereto; provided that the Compensation Committee of the Board may amend this Agreement at any time it deems to be necessary, appropriate or advisable (i) in response to administrative guidance issued under Section 409A of the Code (“Section 409A”) or (ii) to comply with the provisions of Section 409A.
4.3Termination. In the event that the Agreement and Plan of Merger pursuant to which the Transaction is intended to be effected is terminated prior to the closing of the Transaction, or the Company and COLB have each publicly stated that they are abandoning the consummation of the Transaction, then in any such case, this Agreement automatically and immediately shall be cancelled and terminated, and shall be null and void ab initio, and neither party hereto shall have any rights or liabilities under this Agreement.

5.RESTRICTIONS RESPECTING COMPETITION

5.1Executive acknowledges that Executive has had access to information concerning the Company’s critical business strategies, development plans, competitive analyses and organizational structure. Accordingly, in consideration of the CIC Bonus Amount, Executive agrees that for the two (2) year period after the termination of the Executive’s employment with the Company for any reason (but not commencing until at least 15 days after the Effective Date), Executive will not directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment) any person or entity engaged in any Competitive Business that is located or provides services outside of the state of California, or provide services to, or be employed by, outside of the state of California, any person or entity engaged in any Competitive Business.

5.2In addition, to the extent permitted by applicable law and in consideration of the amounts Executive will receive with respect to his Company equity and the CIC Bonus Amount, Executive agrees that for the two (2) year period after the termination of the Executive’s employment with the Company for any reason (but not commencing until at least 15 days after the Effective Date), Executive will not directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment) any person or entity engaged in any Competitive Business that is located or provides services in the state of California, or provide services to, or be employed by, in the state of California, any person or entity engaged in any Competitive Business.
5.3“Competitive Business” shall mean the business or operations of a bank, credit union, industrial bank, any other financial institution, bank holding company or savings and loan holding company accepting deposits or engaging in business within twenty (20) miles of a Bank branch office or the branch office of a successor to the Company and/or the Bank.
5.4In the event Executive engages in any of the activities set forth in Section 5.1 or Section 5.2, Executive shall forfeit Executive’s right to the CIC Bonus Amount and shall be required to repay such amount to the Company or its successor, provided that any such forfeiture shall not in any way affect the validity of the Release.
5.5The provisions of this Section 5 shall inure to the benefit of any successor of the Company and/or the Bank.
5.6Notwithstanding the foregoing or anything contained in this Agreement to the contrary, nothing in this Section 5 shall limit or restrict Executive from owning (or shall require the forfeiture or repayment of the CIC Bonus Amount if Executive owns), directly or indirectly, as a passive investor (x) not more than 3% of the publicly traded securities of a Competitive Business or (y) an interest in a hedge fund, mutual fund, private equity fund, venture capital fund or similar investment vehicle, in each case of this clause (y), that invests, directly or indirectly, in a Competitive Business.
5.7If, in any judicial proceeding, the court shall refuse to enforce all of the separate covenants contained in this Section 5 because the time limit is excessive, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce all of the covenants contained in this Section 5 because they are more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of the Company and its successors and Affiliates, it is expressly understood and agreed between the parties hereto that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

6.MISCELLANEOUS PROVISIONS

6.1Authority and Powers of the Board. The Board shall have full power, discretion and authority to construe and interpret this Agreement; to resolve any ambiguity in this Agreement; to resolve any questions concerning the amount of benefits payable to Executive and to make all other determinations required under this Agreement.
6.2Benefits Not Guaranteed. Neither the establishment nor maintenance of this Agreement shall provide any guarantee or other assurance that any amount will be payable under this Agreement.
6.3Severability. Each section and subsection of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.
6.4Employment Status. This Agreement does not provide Executive with any right to remain employed by the Company or the Bank or to continue to provide service to the Company or the Bank, and this Agreement shall not be construed or applied as an employment or consulting contract or obligation of any kind. Nothing in this Agreement shall abridge or diminish the rights of the Company or the Bank to determine the terms and conditions of employment or contracts for services of Executive or to terminate the employment or contract for services of Executive with or without reason at any time.
6.5Unfunded Status. This Agreement is unfunded. Executive’s rights to payments under this Agreement shall be those of a general creditor of the Company and the Bank.
6.6Clawback. Notwithstanding any provision in this Agreement to the contrary, the CIC Bonus Amount shall be subject to a clawback to the extent necessary to comply with Company policy or applicable law. In the event that Executive violates a non-solicit, non-compete, or confidentiality agreement between Executive, on one hand, and the Company or the Bank on the other hand, or commits an act of theft, embezzlement, or fraud involving money or property of the Company or the Bank, Executive shall be required to immediately repay the Company and the Bank any compensation received by Executive pursuant to this Agreement. Any amount required to be repaid hereunder shall be determined by the Board in its sole discretion, unless otherwise required by applicable laws.
6.7Assignment. This Agreement, shall not be assigned, transferred or pledged, and any purported assignment, transfer or pledge of any right or payment provided hereunder, or any interest therein, other than by operation of law or pursuant to a will or the laws of descent and distribution, shall be void.
6.8Integration; Successors. All obligations of the Company and the Bank under this Agreement shall be binding on its successors, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the entity.

6.9Taxes. Executive shall be solely responsible for all federal, state and local taxes, including under Section 409A, that may be applicable to the grant of or payment made with respect to the CIC Bonus Amount Payment under this Agreement. The Company and the Bank may withhold such amounts as necessary to satisfy any federal, state and local tax withholding requirements (including in respect of social security and/or Medicare taxes, as applicable) arising under this Agreement.
6.10Section 409A. This Agreement is intended to be exempt from Section 409A, and to the extent it is not, to comply with the requirements of Section 409A so as to avoid the imposition of additional taxes and interest. This Agreement shall always be construed and applied in accordance with such intentions. The tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, the Bank nor any of their respective directors, officers, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by Executive as a result of the application of the Code (including Section 409A) or any state tax law.
6.11Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflict of laws provisions.
6.12Assistance of Counsel. Executive has been given the opportunity to retain counsel to review and advise with respect to this Agreement, including but not limited to the restrictive covenants contained in Section 5 and the choice of law provided in Section 6.10.
6.13Compliance with Laws. In the event the grant, continuation or payment of the CIC Bonus Amount would, as determined in the sole discretion of the Board, be held illegal or invalid for any reason, this Agreement will be terminated and expire, and no payment will be made with respect thereto.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

PACIFIC PREMIER BANCORP, INC.:

By: /s/ M. Christian Mitchell
Name: M. Christian Mitchell
Title: Lead Independent Director

PACIFIC PREMIER BANK, NATIONAL ASSOCIATION

By: /s/ M. Christian Mitchell
Name: M. Christian Mitchell
Title: Lead Independent Director

STEVEN R. GARDNER:

/s/ Steven R. Gardner